Exhibit 10.1

THIRD AMENDMENT TO NEW LEASE

This Third Amendment to New Lease (this "Amendment") is entered into as of the __5th__ day of _February_, 2003 (the "Execution Date"), by and between Metropolitan Life Insurance Company, a New York corporation ("Landlord") and Pharmacyclics, Inc., a Delaware corporation ("Tenant").

Recitals:

A. Landlord and Tenant entered into that certain Lease and Lease Termination Agreement dated as of June 14, 2000 (the "New Lease") and that certain First Amendment to New Lease dated as of April 10, 2001 (the "First Amendment") and that certain Second Amendment to New Lease dated as of June 29, 2001 for the premises more particularly described therein ("Original Premises"). The New Lease as amended by the First Amendment is referred to herein as the "Existing Lease."

B. Tenant desires to provide for an extension of the Lease Term, surrender a portion of the Original Premises and other amendments of the Existing Lease as more particularly set forth below.

Agreement:

Now, therefore, Landlord and Tenant hereby agree as follows:

1. Scope of Amendment; Defined Terms. Except as expressly provided in this Amendment, the Existing Lease shall remain in full force and effect. Should any inconsistency arise between this Amendment and the Existing Lease as to the specific matters which are the subject of this Amendment, the terms and conditions of this Amendment shall control. The term "Lease" as used herein shall refer to the Existing Lease as modified by this Amendment, except as expressly provided in this Amendment. All capitalized terms used in this Amendment and not defined herein shall have the meanings set forth in the Existing Lease unless the context clearly requires otherwise.

2. Surrender of portion of Original Premises.

(a) Surrender Date.  On or before 11:59 p.m. on the date that is sixty (60) days after the Execution Date (the "Surrender Date"), Tenant shall vacate and deliver to Landlord exclusive possession of that portion of the Original Premises, shown on Exhibit A pursuant to the same provisions and requirements of the Existing Lease as would apply to surrender of the Premises upon expiration of the Existing Lease (the "Surrender Space"), including, but not limited to the cabling plant, network room and/or telephone closets (patch panels, racks, punch blocks, Category 3-6 Cabling, jacks, face plates, etc.) used for voice and data communications which must be left intact and ready for reuse. In the event cubicles are to be removed from the Surrender Space, any ends of the cabling shall be left uncut and shall not be damaged in any way. In the event that cutting of the cables is necessary, Landlord shall be notified two (2) business days prior to such intent to cut cables. Landlord or its representative shall inspect cabling in the Surrender Space at any time prior to, during or after the de-installation process. All such cut cables shall preserve length up to the jack and preserve cable station identification numbering and/or lettering. After the Surrender Date, the Existing Lease shall continue in full force and effect for the remainder of the Lease Term upon and subject to all of the terms and provisions of the Existing Lease with the following modifications of the Existing Lease:

(i) The rentable area of the Original Premises is reduced by 15,000 rentable square feet ("RSF") and the total remaining Premises is amended to be 64,776 RSF (the "Remaining Premises") located at 995 and 999 Arques Avenue. All references in the Lease from and after the Execution Date to "Premises" shall mean the Remaining Premises.

(b) Obligations Until Surrender; Proration. Except for the obligation to pay Monthly Installments of rent, and except as otherwise set forth herein, all of the terms, covenants, agreements and conditions of the Existing Lease remain in full force and effect with respect to the Surrender Space through the Surrender Date. Tenant must continue to pay all other monetary obligations, including, without limitation, Additional Rent and charges as they become due and payable under the Existing Lease applicable to the Surrender Space through and including the Surrender Date. As of 11:59 p.m. on the Surrender Date, the surrender of the Surrender Space will be deemed effective and the monetary obligations with respect to the Surrender Space must be prorated, billed and payable in the manner provided in the Existing Lease, in the same manner as would apply if the term of the Existing Lease expired on the Surrender Date with respect to the Surrender Space.

(c) Holding Over.  In the event that Tenant fails timely to vacate and deliver exclusive possession of the Surrender Space to Landlord by the Surrender Date as required under this Amendment and the Existing Lease without Landlord's express written consent, then:

(i) Tenant shall be deemed to be holding over with respect to the Surrender Space and shall be liable to Landlord for rent for the Surrender Space at the holdover rate provided in the Existing Lease and shall indemnify Landlord against loss or liability resulting from any delay of Tenant in not surrendering the Surrender Space on the Surrender Date, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Surrender Space and any attorneys' fees related thereto; and

(ii) Tenant shall pay to Landlord for each month or portion thereof that Tenant retains possession of the Surrender Space, or any portion thereof, after the Surrender Date One Hundred Fifty Percent (150%) of the Monthly Installment of rent for the Surrender Space (Sixty One Thousand Eight Hundred Seventy Five Dollars ($61,875.00) payable for the month immediately preceding the holding over.

(d) Surrender Fee. Upon the Execution Date Tenant shall pay to Landlord the amount of Five Hundred Twenty Thousand Four Hundred Ninety Five Dollars ($520,495.00) in immediately available funds (the "Surrender Fee").

(e) Demising Wall & Related Construction & Costs.

(i) Demising Wall.  Within sixty (60) days after the Surrender Date, Landlord shall commence construction to remove the door existing in the presently constructed demising wall and close up the demising wall in the location shown and designated "Demising Wall" on Exhibit B to this Amendment (the "Demising Wall") and related modifications to the heating, ventilating and air conditioning distribution ("HVAC"), electrical facilities and any other Building systems to the extent necessary in order to separate the Surrender Space from the rest of the Premises. Notwithstanding the foregoing, the Demising Wall shall comply with all applicable building codes and laws and restoration requirements pursuant to the Existing Lease.

(ii) Right of Entry; Tenant's Responsibilities.  To the extent that design and construction of any or all of the work pursuant to this Section 2(e) will require access, work or construction within or through the Remaining Premises, Landlord and Landlord's representatives and contractors shall have the right to enter the Remaining Premises during normal business hours and at all times upon 24-hour prior oral or written notice to perform such work, and Tenant agrees that such entry and work shall not constitute an eviction of Tenant in whole or in part and that Monthly Installments and other sums due and payable by Tenant under the Existing Lease with respect to the Remaining Premises shall in no way be abated or reduced by reason of inconvenience, annoyance, disturbance or injury to the business of Tenant due to such access, work or construction. Landlord agrees to use good faith efforts not to interfere with the conduct of Tenant's business. Tenant shall cooperate with Landlord and Landlord's contractors(s) to allow design and construction during normal business hours upon 24-hour prior oral or written notice. In the course of such design and construction, Landlord shall make good faith efforts to cooperate with Tenant so as not unreasonably to disrupt Tenant's business. Tenant agrees to cooperate with Landlord in showing the Surrender Space to prospective tenants and/or brokers.

(iii) Work at Landlord's Cost.  All of the work pursuant to Section 2(e)(i) shall be designed and performed by Landlord or its contractors and consultants at Landlord's sole cost and expense.

(iv) General Provisions Re Construction.   All improvements constructed by Landlord hereunder shall be the property of Landlord.

(f) No Release. Notwithstanding any provision of the foregoing to the contrary, neither this Amendment nor the acceptance by Landlord of the Surrender Space shall in any way be deemed to excuse or release Tenant from any obligation or liability with respect to the Surrender Space (including, without limitation, any obligation or liability under provisions of the Lease to indemnify, defend and hold harmless Landlord or other parties, or with respect to any breach or breaches of the Lease) which obligation or liability (i) first arises on or prior to the date on which Tenant delivers to Landlord possession of the Surrender Space or (ii) arises out of or is incurred in connection with events or other matters which took place on or prior to such date, or (iii) affect any obligation under the Existing Lease which by its terms is to survive the expiration or sooner termination of the Existing Lease.

(g) Right of Negotiation.

(i) Landlord hereby grants Tenant an ongoing right of negotiation to re-lease all or a portion of the Surrender Space (the "Negotiation Space"), upon and subject to the terms and conditions of this Section (the "Negotiation Right"), and provided that at the time of exercise of such right: (a) Tenant must be in occupancy of the entire Remaining Premises; and (b) there has been no material adverse change in Tenant's financial position from such position as of the Execution Date, as certified by Tenant's independent certified public accountants, and as supported by Tenant's certified financial statements, copies of which shall be delivered to Landlord with Tenant's written notice exercising its right hereunder. Without limiting the generality of the foregoing, Landlord may reasonably conclude there has been a material adverse change if Tenant's independent certified public accountants do not certify there has been no such change.

(ii) Nothing herein shall be deemed to limit or prevent Landlord from marketing, discussing or negotiating with any other party for a lease of, or rights of any nature as to, all or any part of such space, but before Landlord makes any written proposal to any other party for Negotiation Space or written response to any proposal received by Landlord, or contemporaneously with making or responding to any such proposal, Landlord shall give Tenant written notice ("Landlord's Notice"), which notice identifies the space to be leased or on which rights or options are to be granted. For a period of five (5) business days after Landlord gives Landlord's Notice (the "Election Notice Period"), Tenant shall have the right to initiate negotiations in good faith for the lease of all (and not less than all) the space identified in Landlord's Notice by giving Landlord written notice ("Election Notice") of Tenant's election to exercise its Negotiation Right to lease such space

(iii) If Tenant timely gives the Election Notice, Landlord and Tenant shall, during the five (5) business day period following Landlord's receipt of the Election Notice, negotiate in good faith for the lease of the Negotiation Space. Any lease by Tenant of the Negotiation Space shall be for a term expiring on the Expiration Date of the Lease and upon and subject to all the terms, covenants and conditions provided in the Lease except as otherwise expressly negotiated by Landlord and Tenant, including the following terms to be negotiated with respect to the applicable Negotiation Space: (i) any improvements or alterations or allowance therefor, if any, and if none are agreed upon, the Negotiation Space shall be leased in its "AS-IS" condition without any obligation of Landlord to improve or alter the Negotiation Space or to provide Tenant any allowance therefor and (ii) Monthly Installment of rent. The foregoing obligation of Landlord to negotiate with Tenant is an exclusive right during the five (5) business day period following Landlord's receipt of the Election Notice; thereafter, the right shall be non-exclusive and nothing herein shall be deemed to prevent Landlord from negotiating with any other party for the Negotiation Space, whether or not Landlord and Tenant continue negotiating for the same.

(iv) If Tenant either fails or elects not to exercise its Negotiation Right as to the Negotiation Space covered by Landlord's Notice by not giving its Election Notice within the Election Notice Period, or if Tenant gives Tenant's Election Notice but Tenant and Landlord do not execute (i) a written letter of intent reflecting the significant business terms for the lease of the Negotiation Space within five (5) business days after delivery of the Election Notice, and (ii) a corresponding form prepared by Landlord of lease or amendment to the Lease within fifteen (15) business days after Landlord gives Tenant such form, then in any such event Tenant's Negotiation Right shall be null and void as to the particular space identified in the applicable Landlord's Notice (but not as to any space subject to this Negotiation Right which has not yet been covered by any Landlord's Notice), and at any time thereafter Landlord shall be free to lease and/or otherwise grant options or rights to such space on any terms and conditions whatsoever free and clear of the Negotiation Right.

(v) This Negotiation Right is personal to Pharmacyclics, Inc. and Tenant Affiliate and may not be used by, and shall not be transferable or assignable (voluntarily or involuntarily) to any person or entity.

(vi) Upon the occurrence of any of the following events, Landlord shall have the option, exercisable at any time prior to the time the Negotiation Space is to be added to the Premises, to terminate all of the provisions of this Section with respect to the Negotiation Right, with the effect of canceling and voiding any prior or subsequent exercise so this Negotiation Right is of no force or effect:

(a) Tenant's failure to timely exercise the Negotiation Right in accordance with the provisions of this Section.

(b) The existence at the time Tenant exercises the Negotiation Right or at the time the Negotiation Space is to be added to the Premises of any default, beyond any applicable notice and cure periods, on the part of Tenant under the Lease or of any state of facts which with the passage of time or the giving of notice, or both, would constitute such a default.

(c) Tenant's third default under the Lease prior to the date the Negotiation Space is to be added to the Premises, notwithstanding that all such defaults may subsequently be cured.

(vii) Without limiting the generality of any provision of the Lease, time shall specifically be of the essence with respect to all of the provisions of this Section.

3. Extension of Term.  Landlord and Tenant acknowledge and agree that notwithstanding any provision of the Existing Lease to the contrary, the Lease Term of the Existing Lease will expire on December 31, 2002, and that the Term is hereby extended for the "Extended Term" commencing on January 1, 2003 (the "Extended Term Commencement Date") and expiring sixty (60) months after the Extended Term Commencement Date, unless sooner terminated pursuant to the terms of the Existing Lease. This extension is further upon and subject to the same conditions, terms, covenants and agreements contained in the Existing Lease except as otherwise provided in this Amendment. Landlord and Tenant acknowledge and agree that this Amendment provides all rights and obligations of the parties with respect to extension of the current Lease Term, whether or not in accordance with any other provisions, if any, of the Existing Lease regarding renewal or extension, and any such provisions, options or rights for renewal or extension provided in the Existing Lease are hereby deleted as of the Execution Date.

4. Amendment of Monthly Installment for the Extended Term.

(a) Notwithstanding any provision of the Existing Lease to the contrary, effective on and after the Extended Term Commencement Date, the amount of Monthly Installment due and payable by Tenant for the Remaining Premises is hereby amended as follows:

Months (of Extended Term)	Monthly Rate	Monthly Installment
01-12	$1.42/NNN	$91,981.92
13-24	$1.47/NNN	$95,220.72
25-36	$1.52/NNN	$98,459.52
37-60	$1.57/NNN	$101,698.32

(b) Landlord acknowledges that Tenant has paid the Monthly Installment for January 2003 at the rate set forth in the Existing Lease prior to the Execution Date in the amount of Two Hundred Sixty Two Thousand One Hundred Twenty Two and 08/100 Dollars ($262,122.08). Landlord agrees that upon the Execution Date, the amount to be paid by Tenant to Landlord shall be adjusted such that any amounts paid by Tenant for Monthly Installments of rent after the Extended Term Commencement Date shall be credited towards the amount due upon Execution Date. For example, if the Execution Date occurs in January 2003, the Monthly Installment for initial year of the Extended Term is $91,981.92 and the Surrender Fee is $520,495.00 for a total of $612,476.92. Therefore, Tenant shall be credited with the total amount of $262,122.08 and the balance due from Tenant shall be $350,354.84 plus any Additional Rent due from Tenant pursuant to the Lease.

5. Security Deposit. Landlord acknowledges that it currently holds a Security Deposit composed of cash in the amount of Seventy Three Thousand Four Hundred Ten Dollars ($73,410.00) and the letter of credit in the amount of Four Hundred Fifty Thousand Dollars ($450,000.00) (the "Letter of Credit"). Upon the Execution Date, Tenant agrees to extend the Letter of Credit for the benefit of Landlord for the Extended Term.

6. Construction; Other Provisions. Notwithstanding any provision of the Existing Lease to the contrary, the following provisions shall govern the Extended Term:

(a) Condition; Construction. Except to the extent of any Landlord Work described below or Section 2(e)(i) above: (i) Tenant acknowledges that is presently occupies the Premises and accepts the Premises in its then AS IS condition, without any express or implied representations or warranties of any kind by Landlord, its brokers, manager or agents, or the employees of any of them; and (ii) Landlord shall not have any obligation to construct or install any tenant improvements or alterations or to pay for any such construction or installation.

(b) Landlord Work. At Landlord's option, (i) Landlord will install a new roof, at Landlord's sole cost and expense (the "Landlord Work"), to be amortized, as a Capital Expenditure as set forth in the Lease, over the new roof's estimated useful life, as measured by GAAP at the time the Landlord Work is completed, and passed through to Tenant based on Tenant's pro-rata share of the rentable area of the Remaining Premises covered by the new roof or (ii) Landlord will maintain the existing roof and all costs of roof maintenance will be paid at Landlord's sole cost and expense, and not passed through as an Operating Expense.

7. Tenant Affiliates. Notwithstanding anything to the contrary in the New Lease, Landlord agrees that Section 25(B)(2) of the New Lease regarding excess rents to be paid in the case of a Transfer shall not apply to any Transfer to a Tenant Affiliate.

8. Brokers. Notwithstanding any other provision of the Existing Lease to the contrary, Tenant represents that Tenant's Broker is CRESA Partners and except for Tenant's Broker and Landlord's Broker (defined below), it has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment, or showed the Premises to Tenant. Tenant hereby agrees to indemnify, protect, defend and hold Landlord and the Landlord's Parties, harmless from and against any and all liabilities and claims for commissions and fees arising out of a breach of the foregoing representation. Landlord represents that Landlord's broker is South Bay Development Company ("Landlord's Broker") and, except for Landlord's Broker and Tenant's Broker it has not dealt with any real estate broker, sales person, or finder in connection with this Amendment, and no such person initiated or participated in the negotiation of this Amendment. Landlord agrees to pay the commission in the amount of Five Hundred Sixty Five Thousand Six Hundred Twenty Four and 56/100 Dollars ($565,624.56) to which Landlord's Broker is entitled in connection with this Amendment pursuant to Landlord's written agreement with such broker within five (5) business days of receipt of a request for payment. Tenant agrees that any commission payable to Tenant's Broker shall be paid by Landlord's Broker to the extent that Landlord's Broker and Tenant's Broker have entered into a separate agreement between themselves to share the commission paid to Landlord's Broker by Landlord.

9. Applicable Law. This Amendment shall be governed and construed in accordance with the laws of the State of California and each party hereby irrevocably submits to jurisdiction and service of process of the California courts. Landlord and Tenant agree that the provisions of this Section 8 shall survive the expiration or earlier termination of the Lease.

10. Attorneys' Fees. Each party to this Amendment shall bear its own attorneys' fees and costs incurred in connection with the discussions preceding, negotiations for and documentation of this Amendment. In the event any party brings any suit or other proceeding with respect to the subject matter or enforcement of this Amendment or the Lease, the prevailing party (as determined by the court, agency or other authority before which such suit or proceeding is commenced) shall, in addition to such other relief as may be awarded, be entitled to recover attorneys' fees, expenses and costs of investigation as actually incurred, including court costs, expert witness fees, costs and expenses of investigation, and all attorneys' fees, costs and expenses in any such suit or proceeding (including in any action or participation in or in connection with any case or proceeding under the Bankruptcy Code, 11 United States Code Sections 101 et seq., or any successor statutes, in establishing or enforcing the right to indemnification, in appellate proceedings, or in connection with the enforcement or collection of any judgment obtained in any such suit or proceeding).

11. Effect of Headings; Exhibits. The titles or headings of the various parts or sections hereof are intended solely for convenience and are not intended and shall not be deemed to or in any way be used to modify, explain or place any construction upon any of the provisions of this Amendment. Exhibits, schedules, plats and riders hereto which are referred to herein are a part of this Amendment.

12. Entire Agreement; Amendment. This Amendment taken together with the Existing Lease, together with all exhibits, schedules, riders and addenda to each, constitutes the full and complete agreement and understanding between the parties hereto and shall supersede all prior communications, representations, understandings or agreements, if any, whether oral or written, concerning the subject matter contained in this Amendment and the Existing Lease, as so amended, and no provision of the Lease as so amended may be modified, amended, waived or discharged, in whole or in part, except by a written instrument executed by all of the parties hereto.

13. Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Amendment, that the person executing this Amendment is fully empowered to do so, and that no consent or authorization is necessary from any third party.

In witness whereof, the parties have executed this Amendment as of the date first above written.

LANDLORD

METROPOLITAN LIFE INSURANCE COMPANY,

a New York corporation

By: /s/ JOEL R. REDMON

Name: Joel R. Redmon

Title: Assistant Vice-President

TENANT

PHARMACYCLICS, INC.,

a Delaware corporation

By: /s/ RICHARD A. MILLER

Name: Richard A. Miller

Title: President & CEO

By: /s/ LEIV LEA

Name: Leiv Lea

Title: VP, Finance & Administration and CFO